Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

First Quarter Highlights

  Net loss of $2.6 million, down $4.1 million, or 276.2% compared to earnings of $1.5 million in the first quarter of 2008
  Diluted loss per common share of $0.83 compared to diluted earnings per common share of $0.39 in the first quarter of 2008
  Net interest margin up 2 basis points from first quarter of 2008
  Gain on sales of loans up $267,000, or 171.2%, from first quarter of 2008
  Provision for loan losses up $5.0 million, or 321.1%, over first quarter of 2008

ROCHESTER, Minn.--(BUSINESS WIRE)--April 21, 2009--HMN Financial, Inc. (NASDAQ:HMNF):

EARNINGS SUMMARY	Three Months Ended March 31,

(dollars in thousands, except per share amounts)	2009	2008
Net income (loss)	$(2,622)	1,488
Diluted earnings (loss) per common share	(0.83)	0.39
Return on average assets	(0.94)%	0.54%
Return on average equity	(9.57)%	6.06%
Book value per common share	$20.64	23.85

HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $2.6 million for the first quarter of 2009, down $4.1 million, or 276.2%, from net income of $1.5 million for the first quarter of 2008. Net loss available to common shareholders was $3.1 million for the first quarter of 2009, down $4.5 million, or 305.0%, from net income available to common shareholders of $1.5 million for the first quarter of 2008. Diluted loss per common share for the first quarter of 2009 was $0.83, down $1.22 from diluted earnings per common share of $0.39 for the first quarter of 2008. The decrease in net income was due primarily to a $5.0 million increase in the loan loss provision between the periods as a result of the increased charge offs on non-performing loans.

First Quarter Results

Net Interest Income
Net interest income was $8.8 million for the first quarter of 2009, an increase of $0.1 million, or 1.1%, compared to $8.7 million for the first quarter of 2008. Interest income was $15.4 million for the first quarter of 2009, a decrease of $2.4 million, or 13.7%, from $17.8 million for the first quarter of 2008. Interest income decreased primarily because of a decrease in the average interest rate earned on loans and investments. Interest rates decreased primarily because of the 200 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The decrease in interest income due to decreased interest rates was partially offset by the $16.0 million increase in the average interest earning assets between the periods. Interest income was also adversely affected by the increase in non-performing assets between the periods. The average yield earned on interest-earning assets was 5.76% for the first quarter of 2009, a decrease of 96 basis points from the 6.72% average yield for the first quarter of 2008.

Interest expense was $6.6 million for the first quarter of 2009, a decrease of $2.5 million, or 27.8%, compared to $9.1 million for the first quarter of 2008. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 200 basis point decrease in the federal funds rate that occurred between the periods and the 200 basis point decrease that occurred in the first quarter of 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposits which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest-bearing liabilities was 2.63% for the first quarter of 2009, a decrease of 107 basis points from the 3.70% average interest rate paid in the first quarter of 2008. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2009 was 3.30%, an increase of 2 basis points, compared to 3.28% for the first quarter of 2008.

Provision for Loan Losses
The provision for loan losses was $6.6 million for the first quarter of 2009, an increase of $5.0 million, or 321.1%, compared to $1.6 million for the first quarter of 2008. The provision for loan losses increased primarily because of an increase in the charge offs of commercial real estate loans in the first quarter of 2009 when compared to the same period of 2008. The increase was due primarily to decreases in the estimated value of the real estate supporting classified commercial real estate loans. Total non-performing assets were $69.9 million at March 31, 2009, a decrease of $4.9 million, from $74.8 million at December 31, 2008. Non-performing loans decreased $14.1 million and foreclosed and repossessed assets increased $9.2 million during the first quarter of 2009. The non-performing loan activity for the quarter included $8.1 million in additional non-performing loans primarily related to five loans secured by leased equipment and two secured commercial lines of credit, $10.3 million in loan charge offs, $562,000 in loans that were reclassified as performing, $10.4 million in loans that were transferred into real estate owned and $933,000 in principal payments were received. The foreclosed and repossessed asset activity for the quarter included $10.4 million in additional foreclosed real estate primarily related to a residential development and a multi-family housing project, $1.1 million in additional losses due to a decrease in the estimated value of the underlying real estate and $132,000 of real estate was sold.

A rollforward of the Company’s allowance for loan losses for the quarters ended March 31, 2009 and 2008 is summarized as follows:

(Dollars in thousands)	2009	2008
Balance at January 1,	$21,257	$12,438
Provision	6,569	1,560
Charge offs:
One-to-four family	0	(60)
Consumer	(694)	(22)
Commercial business	(184)	(24)
Commercial real estate	(9,461)	0
Recoveries	7	21
Balance at March 31,	$17,494	$13,913

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as March 31, 2009 and December 31, 2008.

	March 31,	December 31,
(Dollars in thousands)	2009	2008
Non-Accruing Loans:
One-to-four family real estate	$3,812	$7,251
Commercial real estate	29,829	46,953
Consumer	5,052	5,298
Commercial business	11,410	4,671
Total	50,103	64,173

Other assets	25	25
Foreclosed and Repossessed Assets:
One-to-four family real estate	344	258
Commercial real estate	19,409	10,300
Total non-performing assets	$69,881	$74,756
Total as a percentage of total assets	6.28%	6.53%
Total non-performing loans	$50,103	$64,173
Total as a percentage of total loans receivable, net	5.71%	7.12%
Allowance for loan loss to non-performing loans	34.92%	33.12%

Delinquency Data:
Delinquencies (1)
30+ days	$7,893	$11,488
90+ days	515	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.89%	1.26%
90+ days	0.06%	0.00%

(1) Excludes non-accrual loans.

The decrease in the non-performing loans relates primarily to charge offs and transfers to real estate owned. The following table summarizes the number and types of commercial real estate loans that were non-performing at March 31, 2009 and December 31, 2008.

		Principal Amount		Principal Amount
(Dollars in thousands)		of Loan at		of Loan at
		March 31,		December 31,
Property Type	# of relationships	2009	# of relationships	2008
Residential developments	5	$9,180	6	$17,680
Single family homes	3	944	4	898
Condominiums	0	0	1	5,440
Hotel	1	4,999	1	4,999
Alternative fuel plants	2	12,528	2	12,493
Shopping centers	2	1,205	2	1,237
Elderly care facilities	1	40	3	4,037
Commercial buildings	1	158	1	169
Restaurant/bar	1	775	0	0
	16	$29,829	20	$46,953

Non-Interest Income and Expense
Non-interest income was $0.6 million for the first quarter of 2009, a decrease of $0.9 million, or 57.6%, from $1.5 million for the first quarter of 2008. Other non-interest income decreased $1.3 million primarily because of a $1.1 million increase in the valuation reserves required on other real estate owned due to decreases in the estimated value of the real estate. Gain on sales of loans increased $267,000 between the periods due to an increase in the gains recognized on the sale of single family loans because of increased loan originations. Fees and service charges increased $148,000 between the periods primarily because of increased retail deposit account activity and fees. Loan servicing fees increased $10,000 primarily because of an increase in the number of commercial loans that are being serviced for others. Non-interest expense was $7.2 million for the first quarter of 2009, an increase of $1.0 million, or 15.8%, from $6.2 million for the first quarter of 2008. Other non-interest expense increased $681,000 primarily because of a $366,000 increase in legal and other fees related to foreclosed assets and an ongoing state tax assessment challenge and because of a $222,000 increase in FDIC insurance expense. Compensation expense increased $489,000 primarily because of costs associated with the employment agreement of a former executive officer. Data processing costs decreased $149,000 primarily because of reduced fees paid to third party vendors as a result of the core system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $40,000 due primarily to decreased depreciation expense on furniture and equipment.

Income tax expense decreased $2.7 million between the periods due to a decrease in taxable income and an effective tax rate that increased from 37.7% for the first quarter of 2008 to 40.2% for the first quarter of 2009. The increase in the effective tax rate was primarily due to the impact of tax exempt income.

Return on Assets and Equity
Return on average assets for the first quarter of 2009 was (0.94%), compared to 0.54% for the first quarter of 2008. Return on average equity was (9.57%) for the first quarter of 2009, compared to 6.06% for the same quarter in 2008. Book value per common share at March 31, 2009 was $20.64, compared to $23.85 at March 31, 2008.

President’s Statement
"Our financial results in the first quarter reflect the challenging economic environment that continues to have a negative effect on real estate values and our loan loss provision.” said Home Federal Savings Bank President, Brad Krehbiel. “However, we are encouraged by the decrease in long term mortgage interest rates, which have increased single family loan originations and the gains recognized on the sale of loans.”

General Information
HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates eleven full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal also operates loan origination offices in Sartell and Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$12,541	15,729
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $71,138 and $76,166)	72,702	77,327
Other marketable securities
(amortized cost $85,503 and $95,445)	87,167	97,818
	159,869	175,145

Loans held for sale	3,880	2,548
Loans receivable, net	877,309	900,889
Accrued interest receivable	4,758	5,568
Real estate, net	19,753	10,558
Federal Home Loan Bank stock, at cost	7,286	7,286
Mortgage servicing rights, net	765	728
Premises and equipment, net	13,759	13,972
Prepaid expenses and other assets	4,627	4,408
Deferred tax asset, net	8,812	8,649
Total assets	$1,113,359	1,145,480

Liabilities and Stockholders’ Equity
Deposits	$798,369	880,505
Federal Home Loan Bank advances and Federal Reserve borrowings	192,500	142,500
Accrued interest payable	4,643	6,307
Customer escrows	1,949	639
Accrued expenses and other liabilities	6,517	3,316
Total liabilities	1,003,978	1,033,267
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued shares 26,000	23,448	23,384
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	60,816	60,687
Retained earnings, subject to certain restrictions	95,264	98,067
Accumulated other comprehensive income, net of tax	1,947	2,091
Unearned employee stock ownership plan shares	(3,722)	(3,771)
Treasury stock, at cost 4,965,766 and 4,953,045 shares	(68,463)	(68,336)
Total stockholders’ equity	109,381	112,213
Total liabilities and stockholders’ equity	$1,113,359	1,145,480

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2009	2008
Interest income:
Loans receivable	$13,628	15,520
Securities available for sale:
Mortgage-backed and related	802	224
Other marketable	946	1,910
Cash equivalents	0	57
Other	(23)	80
Total interest income	15,353	17,791

Interest expense:
Deposits	4,975	7,870
Federal Home Loan Bank advances and Federal Reserve borrowings	1,596	1,237
Total interest expense	6,571	9,107
Net interest income	8,782	8,684
Provision for loan losses	6,569	1,560
Net interest income after provision for loan losses	2,213	7,124

Non-interest income:
Fees and service charges	941	793
Loan servicing fees	252	242
Gain on sales of loans	423	156
Other	(972)	327
Total non-interest income	644	1,518

Non-interest expense:
Compensation and benefits	3,849	3,360
Occupancy	1,092	1,132
Advertising	135	124
Data processing	193	342
Amortization of mortgage servicing rights, net	155	160
Other	1,815	1,134
Total non-interest expense	7,239	6,252
Income (loss) before income tax expense (benefit)	(4,382)	2,390
Income tax expense (benefit)	(1,760)	902
Net income (loss)	(2,622)	1,488
Preferred stock dividends and discount	(429)	0
Net income (loss) available to common shareholders	(3,051)	1,488
Basic earnings (loss) per common share	$(0.83)	0.41
Diluted earnings (loss) per common share	$(0.83)	0.39

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended March 31,
SELECTED FINANCIAL DATA:
(Dollars in thousands, except per share data)	2009	2008
I. OPERATING DATA:
Interest income	$15,353	17,791
Interest expense	6,571	9,107
Net interest income	8,782	8,684

II. AVERAGE BALANCES:
Assets (1)	1,133,058	1,106,527
Loans receivable, net	894,379	872,287
Securities available for sale (1)	165,387	169,570
Interest-earning assets (1)	1,080,825	1,064,816
Interest-bearing liabilities	1,012,552	991,251
Equity (1)	111,144	98,816

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(0.94)%	0.54%
Interest rate spread information:
Average during period	3.13	3.02
End of period	3.27	2.99
Net interest margin	3.30	3.28
Ratio of operating expense to average
total assets (annualized)	2.59	2.27
Return on average equity (annualized)	(9.57)	6.06
Efficiency	76.79	61.28

	March 31,	December 31,	March 31,
	2009	2008	2008
IV. ASSET QUALITY:
Total non-performing assets	$69,881	74,756	28,232
Non-performing assets to total assets	6.28%	6.53%	2.56%
Non-performing loans to total loans
receivable, net	5.71	7.12	2.73
Allowance for loan losses	$17,494	21,257	13,913
Allowance for loan losses to total assets	1.57%	1.86%	1.26%
Allowance for loan losses to total loans
receivable, net	1.99	2.36	1.59
Allowance for loan losses to
non-performing loans	34.92	33.12	57.98

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$20.64	21.31	23.85

	Three Months		Three Months
	Ended	Year Ended	Ended
	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets,
at end of period	9.82%	9.80%	9.00%
Average stockholders’ equity to
average assets (1)	9.81	8.58	8.93
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	106.74	106.50	107.42
	March 31,	December 31,	March 31,
	2009	2008	2008
VII. EMPLOYEE DATA:
Number of full time equivalent employees	206	204	207

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Brad Krehbiel, 507-252-7169
Principal Executive Officer